EXHIBIT 2.1

AMENDMENT NO. 2
to
AGREEMENT AND PLAN OF MERGER

March 29, 2024

This Amendment No. 2 (this “Amendment”) to the Agreement and Plan of Merger, dated as of September 26, 2022 (the “Original Agreement”), is made and entered into as of March 29, 2024, by and among Provident Financial Services, Inc., a Delaware corporation (“Provident”), NL 239 Corp., a Delaware corporation and a direct, wholly owned Subsidiary of Provident (“Merger Sub”), and Lakeland Bancorp, Inc., a New Jersey corporation (“Lakeland”). Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Agreement (as defined below).

WHEREAS, the parties hereto previously entered into the Original Agreement and Amendment No. 1 to the Original Agreement, dated as of December 20, 2023 (the Original Agreement as so amended, the “Agreement”); and

WHEREAS, the parties hereto now desire to amend the Agreement in accordance with Section 9.2 thereof as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in the Agreement and this Amendment, and intending to be legally bound hereby, the parties agree as follows:

1.	Amendments.

(a)	The second sentence of Section 6.13(a) of the Agreement is hereby amended by:

i.	replacing “sixteen (16)” with “fourteen (14)”; and

ii.	in clause (ii), replacing “seven (7)” with “five (5)”.

(b)	Section 8.1(c) of the Agreement is hereby amended to read in its entirety as follows:

“(c) by either Provident or Lakeland if the Merger shall not have been consummated on or before June 30, 2024 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;”

(c)
Section 3(a) of the new Article IX to be added to the Provident Bylaws, as set forth in Exhibit A to the Agreement, is hereby amended by replacing “seven (7) Continuing Lakeland Directors” with “five (5) Continuing Lakeland Directors”.

(d)	Section 3(b)(A) of the new Article IX to be added to the Provident Bylaws, as set forth in Exhibit A to the Agreement, is hereby amended by replacing “sixteen (16)” with “fourteen (14)”.

2.
Effect of Amendment. This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment. Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein.

3.	Miscellaneous. This Amendment hereby incorporates the provisions of Article IX of the Agreement as if fully set forth herein, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

PROVIDENT FINANCIAL SERVICES, INC.

By: /s/ Anthony J. Labozzetta
 Name:  Anthony J. Labozzetta
 Title:    President and Chief Executive Officer

NL 239 CORP.

By: /s/ Anthony J. Labozzetta
 Name:  Anthony J. Labozzetta
 Title:    President

LAKELAND BANCORP, INC.

By: /s/ Thomas J. Shara
 Name:  Thomas J. Shara
 Title:    President and Chief Executive Officer

[Signature Page to Amendment No. 2 to Agreement and Plan of Merger]